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                           [ROPES & GRAY LETTERHEAD]





October 27, 2005



JPMorgan Trust I
522 Fifth Avenue
New York, New York 10036


Ladies and Gentlemen:

You have informed us that you intend to file a Rule 485(b) Post-Effective Amendment to your Registration Statement under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Commission") for the purpose of registration of the shares of the JPMorgan Micro Cap Fund.

We have examined your Declaration of Trust as amended to date and, as on file in the office of the Secretary of The State of Delaware, your Certificate of Trust. We are familiar with the actions taken by your Trustees to authorize the issue and sale from time to time of your units of beneficial interest ("Shares") at not less than the public offering price of such shares and have assumed that the Shares have been issued and sold in accordance with such action. We have also examined a copy of your By-laws and such other documents as we have deemed necessary for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that the Shares being registered have been duly authorized and when sold will be validly issued, fully paid and nonassessable.

We consent to this opinion accompanying the Post-Effective Amendment No. 17 when filed with the Commission.

Very truly yours,

/s/Ropes & Gray LLP

Ropes & Gray LLP